UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2011 (December 7, 2011)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 7, 2011, Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through BH University Towers, LLC (“BH Towers”), a wholly owned subsidiary of our operating partnership, entered into an agreement to acquire a student housing community containing 184-units and 35,840 square feet of ground floor retail space currently known as University Towers (the “Towers”) located in Austin, Texas from Fairfield 24th Street Towers Ltd. (the “Seller”), an unaffiliated third party.  The contract purchase price for the Towers is $33 million, excluding closing costs.  We provided an earnest money deposit of $0.5 million under the purchase and sale agreement using proceeds from our initial public offering.  At or prior to closing the transaction, we expect to assign the purchase and sale agreement to a joint venture in which we would hold a 90% ownership interest.  If the purchase is consummated, we expect to fund our portion of the purchase price with proceeds from our public offerings and new financing.

The consummation of the purchase of the Towers is subject to substantial conditions and generally will depend upon:

•             successful entry into new financing;

•             the satisfaction of the conditions to the acquisition contained in the relevant contracts; and

•             no material adverse changes occurring relating to the property.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.  At the time of filing, we cannot make any assurances that the closing of this investment is probable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: December 13, 2011	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President - Legal, General Counsel & Secretary